Exhibit 99.1

News Release
FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

October 22, 2010	For more information contact: Rodger A. McHargue at (812) 238-6334
First Financial Corporation reports 3rd Quarter Earnings
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced results for the nine and three months ended September 30, 2010. Year-to-date net income increased 16.7% or $2.8 million to $19.7 million from the $16.9 million reported for the same period last year. Third quarter net income was $6.3 million compared to $7.7 million posted for the third quarter of 2009 however in the third quarter of 2009 the Corporation recognized a $5.4 million gain on the acquisition of the First National Bank of Danville that increased net income for the quarter by $3.2 million net of tax.
Quarterly and year-to-date net interest income for 2010 of $24.7 and $72.0 million increased 7.8% and 12.7%, respectively, over the same periods of 2009. The net interest margin of 4.33% for the first nine months of 2010 is an increase of 5.4% over the 4.11% reported for the same period of 2009 as the Corporation has continued to realize the benefits of reduced funding costs.
Non-interest income for the nine months ended September 30, 2010 and 2009 was $20.2 and $21.2 million respectively. For the third quarter of 2010, non-interest income was $7.3 million compared to the $10.3 million reported for the same period of 2009. Both years were impacted by other-than-temporary (OTTI) impairment on investment securities. The OTTI was $0.9 million and $4.0 million for the three and nine months ended September 30, 2010 compared to $3.3 and $7.9 million for the same periods of 2009. A gain on the acquisition of the First National Bank of Danville offset and reduced the impact of OTTI for the third quarter and year-to-date results of 2009.
Non-interest expense for the third quarter of 2010 was $20.6 million compared to $18.5 million for the three months ended September 30, 2009. Year-to-date non-interest expense for 2010 was $57.6 million compared to $53.2 million for the same period of 2009. The increase in non-interest expense is largely related to nine months of operating expense for the Danville acquisition in 2010 compared to only three months of expense in 2009.
Deposits at September 30, 2010 were $1.92 billion compared to $1.73 billion at the same time a year ago. The increase was used to reduce higher cost borrowings, which has contributed to an improved net interest margin. Shareholders’ equity and the book value per share have increased approximately 6% to $327.7 million and $25.00 per share, respectively, at September 30, 2010.
Year-to-date earnings produced return on assets and equity of 1.04% and 8.24%, respectively, for the first nine months of 2010. This compares to return on assets and equity of 0.95% and 7.23%, respectively, for the first nine months of 2009. Earnings per share for the same periods were $1.50 and $1.29 for 2010 and 2009, an increase of 16.3%.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter Ending September 30, 2010
(Dollar amounts in thousands except per share data)

	09/30/10	09/30/09	Change	% Change

Year to Date Information:

Net Income	$19,692	$16,870	$2,822	16.73%
Earnings Per Average Share	$1.50	$1.29	$0.21	16.28%
Return on Assets	1.04%	0.95%	0.09%	9.47%
Return on Equity	8.24%	7.53%	0.71%	9.43%
Net Interest Margin	4.33%	4.11%	0.22%	5.35%
Net Interest Income	$72,015	$63,906	$8,109	12.69%
Non-Interest Income	$20,182	$21,174	($992)	-4.68%
Non-Interest Expense	$57,561	$53,210	$4,351	8.18%
Loss Provision	$7,010	$9,380	($2,370)	-25.27%
Net Charge Offs	$6,473	$6,832	($359)	-5.25%
Efficiency Ratio	59.87%	59.66%	0.21%	0.36%

Quarter to Date Information:

Net Income	$6,293	$7,719	($1,426)	-18.47%
Earnings Per Average Share	$0.48	$0.59	($0.11)	-18.64%
Return on Assets	0.99%	1.26%	-0.27%	-21.43%
Return on Equity	7.79%	10.25%	-2.46%	-24.00%
Net Interest Margin	4.39%	4.29%	0.10%	2.33%
Net Interest Income	24,653	22,867	$1,786	7.81%
Non-Interest Income	$7,296	$10,299	(3,003)	-29.16%
Non-Interest Expense	$20,580	$18,511	$2,069	11.18%
Loan Loss Provision	$2,390	$3,690	($1,300)	-35.23%
Net Charge Offs	$2,331	$1,899	$432	22.75%
Efficiency Ratio	61.78%	53.55%	8.23%	15.37%

Balance Sheet:

Assets	$2,562,143	$2,500,913	$61,230	2.45%
Deposits	$1,917,663	$1,727,686	$189,977	11.00%
Loans	$1,639,654	$1,639,916	($262)	-0.02%
Shareholders’ Equity	$327,682	$309,223	$18,459	5.97%
Book Value Per Share	$25.00	$23.58	$1.43	6.05%
Average Assets	2,511,498	2,357,478	$154,020	6.53%